Exhibit 16.1

November 22, 2022

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Commissioners:

We have read the statements made by Allied Esports Entertainment, Inc. and Subsidiaries under Item 4.01 of its Form 8-K dated November 22, 2022. We agree with the statements concerning our Firm in such Form 8-K; we are not in a position to agree or disagree with other statements of Allied Esports Entertainment, Inc. and Subsidiaries contained therein.

Very truly yours,

/s/ Marcum LLP

Marcum LLP

/gcp

M E M B E R

Marcum LLP ■ 10 Melville Park Road ■ Melville, New York 11747 ■ Phone 631.414.4000 ■ Fax 631.414.4001 ■ marcumllp.com